Exhibit 10.3

SUMMARY OF COMPENSATION SCHEDULE FOR DIRECTORS

On March 1, 2006, the Board of Directors approved a revised compensation schedule for directors pursuant to which the Company will compensate each of the non-employee directors as follows:

Annual Board Cash Retainer:	$20,000		paid $5,000 quarterly
Meeting Fee:	$1,000	*	paid per meeting
Restricted Stock:	$20,000		granted at the annual meeting of stockholders; vesting 12 months after date of grant**
Audit Committee Chair Retainer:	$5,000

Under the prior compensation arrangement, the directors received an annual cash fee of $10,000, a fee of $500 per meeting and an option granted annually at the time of the annual stockholders meeting to purchase 5,000 shares of common stock of the Company.

*	Applies to both Board meetings and meetings of committees on which the director is a member. Members attending meetings by phone shall be paid meeting fees at a 50% rate.
**	Grants of restricted stock are subject to stockholder approval of a new equity incentive plan for directors expected to be presented at the 2006 Annual Meeting of Stockholders.